Exhibit 99.1

RISK FACTORS

The following risk factors should be carefully considered in evaluating IMPSAT and its business because such factors either currently or potentially may have a significant impact on our business, operating results and financial condition. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations in the future.  As a result of the risk factos set forth below and the risks discussed in IMPSAT's other SEC filings, actual results could differ materially from those projected in any forward-looking statements.

Risks Related to Our Business

We have a history of incurring losses that may make it difficult to fund our future operations.

We have yet to establish any history of profitable operations. We recorded net losses of $14.2 million in 2004, $36.2 million in 2005 and $23.2 million in the nine months ended September 30, 2006. Increased competition, adverse economic conditions in our countries of operation and other factors have negatively affected our financial condition and business operations. Our revenues may not be capable of funding our operations and, therefore, we may need to obtain additional financing to achieve and sustain profitability, and to fund our operating requirements. There can be no assurance that such additional financing will be available on favorable terms, on a timely basis or at all. If additional funding is not available or is available on terms that are not acceptable to us, our ability to fund our operations will be significantly impaired.

We are vulnerable to currency fluctuations, devaluations and restrictions on our ability to expatriate local earnings or convert local currencies into U.S. dollars. These factors may increase our losses, cause fluctuations in our operating results and adversely affect our ability to pay our indebtedness.

A significant portion of our costs, including lease payments for certain satellite and fiber optic capacity, purchases of capital equipment, and payments of interest and principal on our indebtedness, is payable in U.S. dollars. Our results of operations and financial conditions are therefore vulnerable to currency devaluations. Following the “pesification” decree, our contracts that were governed by Argentine law, denominated in foreign currency and existing as of January 6, 2002 were mandatorily converted into monetary obligations denominated in pesos at an exchange rate of one U.S. dollar to one peso, subject to adjustment pursuant to the Argentine CER consumer price index. Currently, we have two contracts subject to CER adjustment. In Brazil, our customer contracts with Brazilian counterparties cannot be denominated in U.S. dollars or linked to the exchange rate between the Brazilian real and the U.S. dollar, although we are permitted to amend the pricing of our services for our long-term telecommunications service contracts with our customers annually based on changes in the consumer price index in Brazil for the prior year. The inflation adjustment provisions in these laws do not eliminate completely the currency exchange risk facing our operations in Argentina and Brazil. For example, contracts entered into between Argentine parties after the “pesification” decree’s enactment that are initially denominated in pesos may not thereafter be adjusted according to the CER or any other consumer price index. Also, changes in the consumer price indices in Argentina and Brazil may lag or be lower than changes in the exchange rate between the Argentine and Brazil local currency and the U.S. dollar and therefore may not fully allow us to address the impact of a devaluation of those currencies against the U.S. dollar. Our operations in Argentina and Brazil represented a significant portion of our consolidated net revenues in the first nine months of 2006. For the nine-month period ended September 30, 2006, our Argentine and Brazilian operations represented approximately 26.8% and 23.1%, respectively, of our consolidated net revenues. Accordingly, our operations in Argentina and Brazil have exposed us, and will increase our exposure, to exchange rate risks.

Except in Brazil and Argentina, our and our subsidiaries’ contracts with customers generally provide for payment in U.S. dollars or for payment in local currency linked to the exchange rate between the local currency and the U.S. dollar at the time of invoicing. Accordingly, inflationary pressures on local economies in the other countries in which we operate did not have a material effect on our net revenues during 2005 and the first nine months of 2006. However, given that the exchange rate is generally set at the date of invoicing and that we in some cases experience substantial delays in collecting receivables, our operations in those other countries are also exposed to exchange rate risk.

Substantial or continued devaluations in local currencies relative to the U.S. dollar could have a material adverse effect on the ability of our customers to absorb the costs of a devaluation. This could result in our customers seeking to renegotiate their contracts with us or, failing satisfactory renegotiation, defaulting on or canceling their contracts. Our competitors and potential future competitors, including the monopoly public telephony operators (“PTOs”) and large, multinational telecommunications companies, may be less exposed to currency risk or may be better able to hedge their currency risk and could thereby gain a relative competitive advantage in the event of a currency devaluation.

Latin American economies have experienced shortages in foreign currency reserves and restrictions on the ability to expatriate local earnings and convert local currencies into U.S. dollars. Any such restrictions may limit or impede our ability to transfer or to convert such currencies into U.S. dollars and to expatriate such funds for the purpose of making timely payments of interest and principal on our indebtedness. Currency devaluations in one country may have adverse effects in another country. For example, in 2001 and 2002, Argentina imposed exchange controls and transfer restrictions substantially limiting the ability of companies to make payments abroad. While these restrictions have been substantially eased, Argentina may tighten exchange controls or transfer restrictions in the future to prevent capital flight, counter a significant depreciation of the peso or address other unforeseen circumstances. In addition, in Venezuela, the conversion of bolivares into U.S. dollars at the official exchange rate established by the Venezuelan Central Bank and the Venezuelan Ministry of Finance is generally limited to the current exchange control regime. Accordingly, the acquisition of foreign currency by Venezuelan companies to honor foreign debt or to pay dividends is subject to registration and subject to a process of application and approval by the Comisión de Administración de Divisas (“CADIVI”) and to the availability of foreign currency within the guidelines set forth by the National Executive Power for the allocation of foreign currency.

We face numerous risks that could adversely affect our Broadband Network.

Operating the Broadband Network may have a negative impact on our results of operations.

Our operation of the Broadband Network (defined in “Business—The Broadband Network”), which may include the expansion into new services for our business customers, could involve any one or more of the following:

• regulatory risks, including obtaining the appropriate licenses;
• capital expenditures; and
• competition from large, well-financed international telecommunications carriers.

Our ability to obtain new capital that we might require in the future to remain technologically competitive may be negatively affected by many factors beyond our control.

Our future capital requirements will depend upon many factors, including:

• the cost, timing and extent of upgrading or maintaining our networks and services;
• our enhancement and development of services, directly or through our subsidiaries;
• our ability to react to developments in the industry, including regulatory changes;
• the need to enter into market segments with higher volumes but lower margins;
• the status of competing services; and
• our results of operations.

Further development of the Broadband Network will require additional resources that we may not have.

We may need to adapt the Broadband Network to respond to:

• requests by our customers for coverage of our Broadband Network beyond its existing footprint;
• changes in our customers’ service requirements; and
• technological advances by our competitors.

We may require additional financial, operational and managerial resources to expand or adapt the Broadband Network to accommodate new services and technologies. If we are unable to expand or adapt the Broadband Network to respond to these developments on a timely basis, and at a commercially reasonable cost, our business may be materially adversely affected.

We may need to expand the footprint of our metropolitan area networks.

We operate over 15 metropolitan area networks in Argentina, Colombia, Brazil, Venezuela, Ecuador and Peru. See “Business—The Broadband Network.” In those countries, the coverage footprints of our metropolitan area networks are generally smaller than those of the dominant PTO or incumbent carriers. Accordingly, in order to maintain or improve our competitive position in those markets, we might be required to incur capital expenditures to expand the footprints of our metropolitan area networks in future periods. There can be no assurance that we will have the capital resources necessary to make an investment in any such expansion of our metropolitan area networks.

We face significant competition in Latin America.

The telecommunications industry in Latin America is highly competitive. We expect that competition in the industry will maintain its intensity. We compete on the basis of our experience, quality, customer service, range of services offered and price.

We have experienced pricing pressure for some of our services, and we expect to continue to face pricing pressure. We may further experience declining operating profit margins as the PTOs in the countries in which we operate become more competitive and place greater emphasis on data telecommunications.

PTOs have competitive advantages in the marketplace.

As mentioned above, in most of our markets, our principal competitor is the local PTO or an affiliate of the local PTO, who generally has significant competitive advantages. For example, Telecom Argentina and Telefonica are the PTOs in Argentina. In Brazil, our principal competitors are Embratel (Telmex), Brasil Telecom, Telefonica, and Telemar.

In the future, the PTOs may devote substantially more resources to the sale, marketing and provision of services that compete with us, which could have a material adverse effect on our business, results of operations and financial condition.

International telecommunications carriers have greater resources than we do.

We also compete with operators of satellite data transmission networks and terrestrial telecommunications links and face actual or potential competition from large international telecommunications carriers and from other industry participants. International telecommunications carriers, whose principal focus has traditionally been long distance telephony services, may increasingly focus on the private telecommunications network systems segment of the telecommunications market as deregulation continues. Many of these potential competitors have substantially greater financial and other resources than we do. In addition, consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry could give rise to significant new competitors.

Downturn and further consolidation in the telecommunications industry could negatively affect our operations.

Regional economic difficulties, which occurred during the last several years, have had a materially negative impact on the telecommunications market in Latin America. The rate at which the industry improves is critical to our ability to improve overall financial performance. The financial difficulties experienced by other participants in the telecommunications industry resulted in some of our competitors purchasing the assets of these troubled companies. This consolidation, in some cases, has resulted in multiple smaller competitors being absorbed into relatively few large entities (with significantly greater financial and other resources than we have, including greater access to financing), thereby increasing the operating profit margin pressures that we face. In particular, Spain’s Telefónica S.A. and Telmex (Teléfonos de México S.A. de C.V.) have significantly expanded their presence and acquisitions in recent years in the Latin American region. As a result of this industry consolidation, potential customers and suppliers may prefer to do business with competitors that have greater financial and other resources.

Our failure to acquire, integrate and operate new technologies and the intellectual property and proprietary rights of others could harm our competitive position and prevent us from using necessary technology.

The telecommunications industry is characterized by rapid and significant technological advancements and the introduction of new products and services. We do not possess significant intellectual property rights with respect to the technologies we use and are dependent on third patties for the development of and access to new technology. In addition, we generally own the customer premises equipment used to provide our services and we own the fiber optic networks, including switching equipment that constitutes the Broadband Network. Therefore, technological changes that render our equipment and the Broadband Network out of date, less efficient or more expensive to operate than newer equipment could require us to incur substantial increases in capital expenditures to upgrade or replace such equipment.

We cannot predict the effect of technological changes, such as changes relating to emerging wireline and wireless transmission technologies and the use of the Internet for traditional voice, data or other broadband services, on our business. In addition, it is impossible for us to predict with any certainty which emergent technology relevant to our business will prove to be the most economic, efficient or capable of attracting new customers. A reduction in the demand for data transmission services or a failure by us to obtain and adapt to new technology in our markets could have a material adverse effect on our ability to compete successfully.

Additionally, while we do not believe that there exists any technology patented by others, or other intellectual property owned by others, that is necessary for us to provide our services and that is not now subject to a license allowing us to use it, there can be no assurances in this regard. If such intellectual property is owned by others and not licensed by us, we would have to negotiate a license for the use of that property. We may not be able to negotiate such a license at a price that is acceptable or at all. This could force us to cease offering products and services incorporating such property, thereby adversely affecting operating results.

Our competitors could take advantage of new or competing technologies to our detriment.

Although we believe we have the flexibility to act quickly to take advantage of any significant technological development, new competing technologies may negatively affect our business. For example, technologies such as digital subscriber line, or DSL, significantly enhances the speed of traditional copper lines. DSL or other technologies enable our PTO competitors to offer high-speed services without undergoing the expense of replacing their existing copper networks. Widespread use of DSL in our markets could materially improve the “last mile” advantage held by our competitors. Our telecommunications network services also may face competition from entities that use new or emerging voice and data transmission services or technologies that currently are not widely available in Latin America. Furthermore, competing technologies may gain market and commercial acceptance. We are limited by our existing cash resources and our anticipated constraints on availability of financing from making any significant capital expenditures to acquire any new technologies. If these developing or new technologies are successful, they may provide significant long-term competition that could have a material adverse effect on our business, results of operations and financial condition.

We may be subject to significant liabilities due to a tax on antennas imposed by the City of Buenos Aires and other municipalities.

In September 2003, the City of Buenos Aires notified several telecommunication companies, including us, that it will start collecting a tax on all antennas within the city, as provided by the City Fiscal Code. Through December 31, 2006, we have received invoices totaling approximately $34.8 million, but have not accrued amounts relating to this matter. We have formally objected to the legality of the tax and to certain factual assumptions used in calculating the tax, and have rejected each of the notices in an administrative proceeding filed with the tax authorities of the City of Buenos Aires. If required to pay this tax at the current rate and based on invoices received from the City of Buenos Aires through December 31, 2006, we estimate that we would be subject to an additional tax of approximately $8.6 million per year. In December 2006, we filed an objection with respect to the tax on antennas assessed for the final quarter of 2006. In our objection, we reaffirmed our position that such a tax is both illegal and based on false assumptions. Our objection is pending resolution before the City’s tax authorities. In addition, we have received claims of a similar nature from the Municipality of Quilmes in Argentina in the amount of approximately $12.5 million, plus defaulted interest. We cannot assure you that we will not be forced to pay the City of Buenos Aires, or the Municipality of Quilmes, an amount representing the full (or a portion of the) invoiced amount of the tax, or that we will not receive similar invoices from other municipalities in Argentina. Additionally, we cannot assure you that any of our assets will not be attached in connection with either of these claims or that we will not be required to post a bond representing the full (or a portion of the) invoiced amount during any legal proceeding challenging these claims. These events could have a material adverse effect on our financial condition and on our ability to meet our obligations.

We face regulatory risks and uncertainty with respect to local laws and regulations.

Our business is dependent upon the procurement and maintenance of licenses to provide various telecommunications network services in the countries in which we operate. We believe that we have all licenses required for the conduct of our current operations. We expect that those licenses that are subject to expiration will be renewed in due course upon our application to the appropriate authorities. Due to the political and economic risks associated with the countries in which we operate, we cannot assure you that we will be able to maintain our licenses or that they will be renewed upon their expiration. The loss, or substantial limitation upon the terms, of our licenses could have a material adverse effect on our results of operations. We cannot assure you that we will succeed in obtaining all requisite regulatory approvals to operate in those countries in which we may desire to do business.

In addition, we may not be able to maintain our existing franchises, permits and rights-of-way that we need for our business. We may also be unable to obtain and maintain the other franchises, permits and rights-of-way that we require. In particular, we are involved in several legal proceedings that, among other things, challenge amounts payable by us, and additional such proceedings could be instituted. Such proceedings may increase our costs and adversely affect our profitability. Moreover, a sustained and material failure to obtain or maintain required rights could materially adversely affect our performance in the affected area and our operating results.

Local laws and regulations differ significantly among the jurisdictions in which we operate and in which we may operate in the future. The interpretation and enforcement of these laws and regulations vary and are often based on the informal views of the local ministries which, in some cases, might be subject to influence by the PTOs. The conditions governing our service offerings may be altered by future legislation or regulation. In some of our principal existing and target markets, laws and regulations prohibit or limit our provision of certain telecommunications services.

Our earnings will deteriorate if we cannot collect on our customer accounts.

As of September 30, 2006, our gross trade accounts receivable were $50.1 million compared to $46.1 million as of December 31, 2005. We recorded provisions for doubtful accounts of $0.8 million in the nine-month period ended September 30, 2006 compared to net reversals of provisions of $0.4 million, $1.1 million, and $3.9 million in the nine-month period ended September 30, 2005 and the fiscal years ended December 31, 2005 and 2004, respectively. At September 30, 2006, our allowance for doubtful accounts covered approximately 101.7% of our gross trade accounts receivable past due more than six months, compared to 96.4% as of December 31, 2005. As our business increases with small and medium customers and in relation to any economic contractions in our principal countries of operation, we may experience an increase in uncollectible accounts receivable. Difficulties in collecting amounts due from our customers could have a material adverse effect on our business, results of operations and financial condition.

Our historical financial information is not comparable to our current financial condition and results of operations.

As a result of our emergence from bankruptcy during March 2003, we have been operating our business with a new capital structure since April 1, 2003. We were also subject to fresh-start reporting prescribed by GAAP. As a result of its fresh-start reporting, on April 1, 2003, the carrying value of our fixed assets and the related depreciation expense and interest expense due to changes in our debt structure, among other things, changed considerably from that reflected in our historical consolidated financial statements. Accordingly, our financial condition and results of operation for the periods prior to April 1, 2003 are not comparable to results of operations reflected in our historical financial statements, making it difficult to assess our future prospects based on historical performance.

In their 2005 audit, Impsat’s independent registered public accounting firm issued a “going concern” opinion expressing doubt as to Impsat’s continuing financial viability.

As a result of Impsat’s current liquidity position, amount of debt obligations and operating results, Impsat’s independent registered public accounting firm, Deloitte & Touche LLP, issued a “going concern” opinion in connection with their audit of Impsat’s consolidated financial statements for the year ended December 31, 2005. This opinion expressed substantial doubt as to Impsat’s ability to continue as a going concern. The going concern opinion could have an adverse impact on our ability to execute our business plan, result in the reluctance on the part of certain potential business partners to do business with us, result in the inability to obtain new business due to potential customers’ concern about our ability to deliver services, or adversely affect our ability to raise additional capital.

Based on the principal and/or amortization payments due under our indebtedness beginning in 2007, we may need to raise additional capital to fund such payments or further refinance a significant portion of our indebtedness if the proposed merger with an indirect wholly-owned subsidiary of Global Crossing Limited does not occur.

On June 11, 2002, we filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York. On September 4, 2002, we filed the Plan with the bankruptcy court. By order dated December 16, 2002, the bankruptcy court confirmed the Plan. In accordance to the terms of the Plan, we formally emerged from bankruptcy on March 25, 2003.

Beginning in March 2005, we were required to commence repayment, in installments, of the principal amount of our restructured senior debt owed by our subsidiaries to certain of their vendor financiers who elected to participate in the Plan. In addition, interest on the guaranteed senior notes issued under the Plan, which we refer to as the Senior Notes, that was payable in kind between the Effective Date and March 28, 2005, was required to be paid in cash commencing in the third quarter of 2005. On July 29, 2005, we entered into amended and restated financing agreements to restructure $125.6 million of our vendor indebtedness, which we refer to as Senior Secured Notes, which was issued by IMPSAT Argentina and IMPSAT Brazil pursuant to separate credit agreements that are each guaranteed by the Company, and which are held by affiliates of certain members of our board of directors (“Amendments”). Pursuant to the Amendments, we made an initial principal repayment of $18.3 million and modified the terms of the agreements such that the remaining outstanding principal amounts ($38.9 million owed by IMPSAT Argentina and $68.4 million owed by IMPSAT Brazil) will be repaid in the aggregate amounts of $5 million in 2006, $20 million in 2007, $25 million in 2008 and $57.3 million in March 2009. The amended indebtedness bears interest at a rate of 12% per annum, payable semi-annually in arrears, as compared to 10% per annum for the period prior to the effectiveness of the amendments. The parties also agreed to amendments to the financial covenants in the agreements to reflect current financial and operating conditions. The amended indebtedness is subject to optional prepayment at a cost of 101% until July 29, 2006 and at par thereafter. Each of IMPSAT Argentina and IMPSAT Brazil (with respect to the Amendment to which it is a party), on the one hand, and the lenders of the amended indebtedness, on the other hand, have an option to further amend the agreements governing such indebtedness to provide that the Company will be the primary borrower, and IMPSAT Argentina and IMPSAT Brazil the respective guarantors of the portions of the indebtedness currently owed by them, subject to certain terms and conditions. The terms and conditions of the amendments were negotiated by a special committee of the Company’s board of directors that was formed to explore recapitalization alternatives.

Additionally, our subsidiaries have financial obligations for an aggregate principal amount of $42.0 million that do not carry any guaranty from our Corporation. This amount comprises a bond issued by IMPSAT Colombia in local currency with a current book value of $19.7 million, several bank and leasing lines in Colombia for an aggregate of $9.4 million; a defaulted obligation of IMPSAT Argentina totaling approximately $7.6 million in outstanding principal; and a number of bank lines in Brazil ($2.2 million), Peru ($2.0 million) and Argentina ($0.6 million).

We continue to be leveraged and our debt service requirements make us more vulnerable to economic downturns in the markets we service or in the economy in general.

At December 31, 2005, our total consolidated debt was $248.1 million. Because of our substantial indebtedness, we are highly leveraged. This means that our payments on our borrowings are significant in relation to over revenue and cash flow. This leverage exposes us to significant risk in the event of downturns in our business, in our industry or in the economy generally, because, in the event of such downturns, our cash flows would decrease, however, our required payments in respect of our indebtedness will not.

Our current indebtedness restricts our ability to obtain additional financing and, because we may be more leveraged than some of our competitors, may place us at a competitive disadvantage. Also, the indentures and other financing agreements that we entered into contain covenants that impose operating and financial restrictions on us. These covenants could adversely affect our ability to finance future operations, potential acquisitions or capital needs or to engage in other business activities that may be in our interest. For example, during the third quarter of 2006, IMPSAT Brazil failed to comply with certain financial ratios on its approximately $63.4 million of Senior Secured Notes. We obtained waivers of the non-compliance from the holder of the notes. There can be no assurance that we will be able to avoid non-compliance and obtain waivers in the future.

As a result of the implementation of our plan of reorganization, we have a significant concentration of holders of our shares of our common stock.

As part of the Plan, a small number of holders of claims received distributions of a significant number of shares of our common stock or of securities convertible into or exercisable for such common stock. If those holders were to act as a group, they would be in a position to control the outcome of actions requiring stockholder approval, including and the approval of mergers or other business combinations, regardless of the approval of other stockholders. The concentration of ownership could also facilitate or hinder a negotiated change of control of the company and, consequently, affect the value of the common stock.

As a result of the implementation of the Plan, our initial directors were nominated by certain initial holders of our securities. As long as these initial holders continue to hold a certain percentage of our common stock or securities convertible into our common stock, common stockholders will not have the right to elect individuals to our board of directors and, as a result, they will have little or no participation in our business affairs.

Further, the possibility that one or more of the holders of significant numbers of shares of the common stock may determine to sell all or a large portion of their shares of common stock in a short period of time may adversely affect the market price of the common stock.

There is a limited trading market for our common stock.

There is currently a limited trading market for our common stock, which began trading on the Nasdaq OTC Bulletin Board under the symbol “IMFN” on June 13, 2003. Prior to June 13, 2003, there was no established market for our common stock since the date of our emergence from bankruptcy. There can be no assurance that an active trading market for our common stock will develop or be sustained.

We are restricted in our ability to pay dividends.

We do not anticipate paying any dividends on our common stock in the foreseeable future. In addition, the covenants under the indentures governing our Senior Notes and under other financing agreements we have entered into limit the ability of our company to pay dividends. Certain institutional investors may only invest in dividend paying securities or may operate under other restrictions that may prohibit or limit their ability to invest in our common stock.

The operation, administration, maintenance and repair of our systems are subject to risks that could lead to disruptions in our services and the failure of our systems to operate as intended for their full design life.

Each of our systems is subject to the risks inherent in large-scale, complex fiber-optic telecommunications systems. The operation, administration, maintenance and repair of our systems require the coordination and integration of sophisticated and highly specialized hardware and software technologies and equipment located throughout Latin America. Our systems may not continue to function as expected in a cost-effective manner. The failure of the hardware or software to function as required could render a system unable to perform at design specifications.

Interruptions in service or performance problems, for whatever reason, could undermine confidence in our services and cause us to lose customers or make it more difficult to attract new ones. In addition, because many of our services are critical to our customers’ businesses, a significant interruption in service could result in lost profits or other loss to customers. We often provide customers with guaranteed service level commitments. If we are unable to meet these guaranteed service level commitments for whatever reason, we may be obligated to provide our customers with credits, generally in the form of free service for a short period of time, which could negatively affect our operating results.

Risks Related to Latin America

Economic and political conditions in Latin America pose numerous risks to our operations.

Substantially all of our revenues are derived from operations in Latin America. During the nine-month period ended September 30, 2006 and the fiscal year ended December 31, 2005, approximately 26.8% and 30.8%, respectively, of our consolidated net revenues were provided by IMPSAT Argentina, and approximately 23.6% and 24.4%, respectively, were provided by IMPSAT Colombia. Our company also has operations in Venezuela, Brazil, the United States, Ecuador, Chile and Peru.  Of these, Argentina, Brazil, Venezuela, Ecuador and Peru, where we have significant operations, have experienced political and economic instability in recent years. Moreover, as events in the Latin American region have demonstrated, negative economic or political developments in one country in the region can lead to or exacerbate economic or political crises elsewhere in the region. Furthermore, events in recent years in other developing markets have placed pressures on the stability of the currencies of a number of countries in Latin America, including Argentina, Brazil, Colombia and Venezuela. While certain areas in the Latin American region have experienced economic growth, this recovery remains fragile. Pressures on the local currencies in the countries in which we operate are likely to have an adverse effect on many of our customers, which, in turn, could adversely affect us. Volatility in regional currencies and capital markets has also had an adverse effect on our ability and that of our customers to gain access to international capital markets for necessary financing and refinancing. A lack of international capital sources for emerging market borrowers could have a material adverse effect on us and many of our customers.

While Argentina’s economy appears to be recovering, it still faces political and financial instability.

A significant portion of our operations, properties and customers are located in Argentina. Net revenues from our Argentine operations, acting through IMPSAT Argentina, for each of the nine-month period ended September 30, 2006 and the fiscal year ended December 31, 2005 represented approximately 26.8% and 30.8%, respectively, of our consolidated net revenues during those periods. Accordingly, our financial condition and results of operations depend to a significant extent on macroeconomic and political conditions prevailing from time to time in Argentina.

The Argentine economy has experienced significant volatility in recent decades, including numerous periods of low or negative growth and high and variable levels of inflation and devaluation. Since the peak of the most recent economic crisis during the first half of 2002, Argentina’s economy has experienced positive growth. The GDP increased during 2004 by 8.8%, and although the value of Argentina’s currency showed volatility compared to the U.S. dollar, it stabilized in 2005. During 2005, Argentina’s gross domestic product (“GDP”) grew by 8.4%. With growing wage pressures and some monetary accommodations on account of unsterilized foreign exchange interventions, we expect an annual inflation rate of approximately 9% in 2006. As further indication of the improvement, the GDP continued its upward trend in 2006, increasing by 8.3% during the first half of the year. However, there can be no assurance that the Argentine economy will continue to grow at current rates, or at all, in the future. If Argentina’s economic growth slows, stops or contracts, there could result a material adverse effect on IMPSAT Argentina’s and our consolidated cash flows, financial condition and results of operations.

The severe economic crisis in 2001 and 2002 resulted in the withdrawal of a significant amount of deposits from the Argentine financial system in a short period of time. This precipitated a liquidity crisis, which prompted the Argentine government to impose exchange controls and transfer restrictions and to require the conversion of dollar deposits and loans into pesos at asymmetric rates for depositors and financial institutions. Ultimately, many financial institutions became insolvent. As a result, the Argentine Central Bank was forced to provide substantial financial aid to many banks. Many Argentine financial institutions remain weakened by the effects of the economic crisis and the Argentine government’s response to it, and depositors’ confidence in the financial system remains fragile. In addition, during this economic crisis, political and economic uncertainty and the Argentine government’s emergency economic measures lead to the virtual paralysis of private sector activity. Since that time many companies have ceased operations or filed some form of bankruptcy or reorganization proceeding. The recovery of the private sector is predicated in part on economic growth and in part on the ability of many private sector companies to restructure their own defaulted debt obligations with domestic and international creditors and gain access to financing. If the private sector fails to recover fully, Argentina’s economic growth could be adversely affected, which would have a material adverse effect on us and many of our customers.

In December 2001, Argentina’s government declared a “freeze” on further payments on its outstanding sovereign debt, among other measures. Since that time, the Argentine government has explored alternatives to refinance that debt. On September 11, 2003, Argentina was able to reach an agreement with the International Monetary Fund (the “IMF”) to refinance $31 billion of indebtedness with the IMF, staged over a three-year period. In return, Argentina agreed to implement economic reform and to negotiate with private creditors of over $80 billion of sovereign indebtedness upon which Argentina had defaulted. Since then, Argentina has at times engaged in lengthy negotiations with the IMF and other multilateral institutions and has faced various suspensions of scheduled disbursements and incurred payment delays. In August 2004, the IMF announced a delay of its quarterly review of Argentina’s compliance with the conditions of the September 2003 stand-by agreement in order to further assess the country’s compliance with required structural reforms and its progress in the renegotiation of utility contracts and in the debt restructuring process. The Argentine government subsequently announced that it would postpone further negotiations with the IMF through December 31, 2004 (and, consequently, forego additional IMF disbursements totaling $1.8 billion prior to that date), in order to concentrate on the restructuring of its defaulted debt.

On June 1, 2004, the Argentine government announced a proposal for the restructuring of Argentina’s defaulted external indebtedness. On December 9, 2004, President Kirchner signed two decrees officially authorizing a global debt exchange offer to restructure external indebtedness owed to external private creditors. In the months following the launch of the Argentine government’s external debt restructuring proposals, the plan was vigorously rejected by a host of different informal creditor groups, which lobbied with institutional and individual investors and international financial agencies for substantial amendments and sought support from the IMF, among others, for curtailing further aid to Argentina until desired amendments were made to the Argentine government’s proposal. Despite this opposition, in February 2005, a large majority of these creditors agreed to exchange their defaulted debt for new bonds worth approximately 35 cents on the dollar. As a consequence of its default on its sovereign debt, Argentina presently lacks access to financing from private international capital markets and other private sources. This lack of access to private financing is expected to continue.

In January 2006 Argentina prepaid its entire outstanding obligations to the IMF, totaling $9.9 billion. This repayment was made with International Reserves and the Central Bank was compensated with 10-year, dollar-denominated, non-transferable notes.

Argentina is therefore likely to depend on the IMF and other multilateral lending as its main source of foreign capital in the near- to medium-term. Argentina’s limited access to foreign capital could be curtailed, which could have a material adverse effect on Argentina’s economic prospects. These circumstances could have a material adverse effect on IMPSAT Argentina’s and our consolidated cash flows, financial condition and results of operations.

Although the Argentine peso has appreciated, continued political and financial instability in Argentina could adversely affect its valuation.

Following the collapse of Argentina’s dollar-peso parity regime and the implementation of a floating exchange rate system in early 2002, the peso has fluctuated significantly. After trading as low as 3.87 pesos to the U.S. dollar in June 2002, and generally appreciating against the U.S. dollar since early 2003, it recently depreciated. At December 31, 2005, the exchange rate was 3.03 pesos to the U.S. dollar and at September 30, 2006, the exchange rate had depreciated to 3.10 pesos to the U.S. dollar. This depreciation in 2006 was a consequence of Central Bank interventions directed towards an International Reserves level recomposition.

A devaluation of the Argentine peso would affect our consolidated financial statements by generating foreign exchange transaction gains or losses on dollar-denominated monetary assets and liabilities of IMPSAT Argentina and generally would result in a decrease, in U.S. dollar terms, in our revenues, costs and expenses in Argentina.

In February 2002, the Argentine government instituted the “pesification” decree. Generally, this decree mandates that all monetary obligations arising from agreements subject to Argentine law denominated in foreign currency and existing as of January 6, 2002 are mandatorily converted into monetary obligations denominated in pesos at an exchange rate of one U.S. dollar to one peso. Contracts denominated in pesos before the decree continued to be denominated in pesos, unaffected by the decree. Currently, a significant number of IMPSAT Argentina’s customer contracts and a large percentage of its operating cash inflows are now denominated in pesos. However, IMPSAT Argentina’s debt service payments and a significant portion of its costs (including capital equipment purchases and payments for certain leased satellite and terrestrial capacity) remain denominated and payable in U.S. dollars. Accordingly, our financial condition and results of operations in Argentina are dependent upon IMPSAT Argentina’s ability to generate sufficient pesos (in U.S. dollar terms) to pay its costs, expenses and to satisfy our debt service requirements. New developments which result in devaluation of the peso against the U.S. dollar could have a material adverse effect on our consolidated cash flows, financial condition, and results of operations.

Uncertainties exist surrounding the ultimate resolution of Argentina’s economic and political instability, and actual results could differ from those estimates and assumptions utilized. The Argentine economic and political situation continues to evolve and the Argentine government may enact future regulations or policies that, when finalized and adopted, may adversely and materially impact, among other items: (i) the realized revenues we receive for services offered in Argentina; (ii) the timing of repatriations of any dividends or other cash flows from IMPSAT Argentina to us; (iii) our asset valuations; and (iv) our peso-denominated monetary assets and liabilities.

Brazilian economic and political conditions may have a direct impact on our operations.

Brazil, as the largest country and economy in Latin America, represents a significant existing and potential market for us. Our company, acting through IMPSAT Brazil, has expanded its operations in Brazil since that subsidiary’s inception in 1998. Revenues from services from our Brazilian operations for the nine-month period ended September 30, 2006 and the fiscal year ended December 31, 2005 represented approximately 23.1% and 18.9%, respectively, of our consolidated net revenues for such periods. For 2005, our operations in Brazil represented the third largest source of revenues among the eight countries in which we operate. Accordingly, our operations in Brazil subject our financial condition and results of operations to various additional economic and political risks.

The Brazilian government frequently intervenes in the Brazilian economy and occasionally makes significant changes in policy and regulations. Our business, financial condition and result of operations in Brazil may be adversely affected by such changes in policy and regulations involving factors outside of our control, such as monetary and fiscal policies, currency fluctuations, energy shortages, and, other political, social and economic developments in or affecting Brazil.

In early 1999, the Brazilian government allowed the real to float freely, resulting in a 38% devaluation against the U.S. dollar from January 14, 1999 through December 31, 2000. From 2000 through 2002, Brazil’s currency experienced further significant devaluations against the U.S. dollar. These had a negative effect on our real-denominated revenues. In addition, currency devaluations can also create inflationary pressures. Inflation itself, as well as some governmental measures to combat inflation, had significant negative effects on the Brazilian economy in the past. However, at September 30, 2006 and December 31, 2005, Brazil’s currency had appreciated against the U.S. dollar by 2.16% and 13.4%, respectively.

At December 31, 2004, the real traded at a rate of R$2.65 = $1.00. During 2005, the real appreciated further, trading at a rate of R$2.34 = $1.00 at December 31, 2005. At September 30, 2006, the real traded at a rate of R$2.17 = $1.00. Brazil’s GDP increased by around 5.0% during 2004, its best performance since 1994, but increased by only 2.6% in 2005. Through September 30, 2006, Brazil’s GDP had increased by 2.5%. Despite appreciation of the real against the U.S. dollar during 2004, the stabilization of inflation, and expansion in the economy, growth slowed in the fourth quarter of 2005, raising cautions about the economic rebound’s sustainability. Failure to successfully implement necessary economic reforms and measures to preserve social and political stability and achieve economic growth in Brazil could prompt adverse responses from the international capital markets and investor community and halt or reverse any economic recovery in that country. The political and economic volatility in Brazil have had, and can be expected to continue to have, a material adverse effect on IMPSAT Brazil’s and our overall financial condition and results of operations. In addition, a significant depreciation of the real against the U.S. dollar would adversely affect our future results.

Political and economic conditions in Venezuela may have an adverse impact on our operations.

Continuation or worsening of the political and economic conditions in Venezuela could materially and adversely impact our future business, operations, financial condition and results of operations. After over four years of civil unrest in Venezuela, removal and reinstatement of that country’s head of state, President Hugo Chávez, and a failed recall referendum calling for removal of Mr. Chávez from office in August 2004, Mr. Chávez won re-election on December 3, 2006, for an additional six-year term. On January 8, 2006, President Chávez announced that he will request from the Venezuelan National Assembly the issuance of an Enabling Law that would allow the President to carry out the nationalization of certain businesses in the electricity, energy and telephony sectors. In his statement, the President made specific reference to Venezuela’s largest telecommunications company, Compañía Anónima Nacional Teléfonos de Venezuela (“CANTV”), and also general reference to private businesses in the energy and electrical sectors and in other strategic sectors. A further statement from the Venezuelan minister of telecommunications and current director of the Comisión Nacional de Telecomunicaciones (“CONATEL”), the country’s telecommunications regulatory authority, has indicated that the nationalization of CANTV does not imply the nationalization of the telecommunications sector as a whole.

It is very difficult to predict the economic and regulatory impact of President Chávez’s statement, or to predict whether the Venezuelan government will, in fact, effectuate such a plan of nationalization. While the President’s remarks only identified CANTV by name, there is no assurance that such a plan of nationalization, if realized, would not also extend to other businesses in the telecommunications sector, including our business. The government has also announced plans to modify the nation’s constitution and telecommunications law, and we cannot predict the impact of such amendments to our business.

Since 2004, and despite continued civil unrest, the Venezuelan economy has been able to sustain growth. The growth appears to be stimulated by the Venezuelan government’s emphasis on servicing specific areas, such as health and education, and nourishing subsidies, and private sector expansion motivated by construction, commerce and financial sectors.

Recent approval of modifications in the laws of the Central Bank of Venezuela, known as Ley del Banco Central de Venezuela, and the creation of a fund to promote the growth of the nation, known as Fondo de Desarrollo Nacional (“FONDEN”), have changed the structure and the manner in which the public sector finances are managed. These modifications provide the executive power with greater access to national resources, with limited supervision by the legislative power. It suggests the government may use certain of its international reserves for investment in social welfare. It is estimated FONDEN will commence with $6.0 million in funding.

In addition, the Venezuelan government imposed foreign exchange and price controls, which commenced in February 2003, making it difficult for our customers in Venezuela to obtain the U.S. dollars needed to make payments due to us in U.S. dollars on a timely basis. These foreign exchange controls also limit our ability to convert local currency into U.S. dollars and transfer funds out of Venezuela. The Venezuelan Government, through an agency called CADIVI, controls the flow of currency out of Venezuela. Requests for payments abroad for imports, services. financial debt or capital repatriations must be submitted to CADIVI, which approves the applications on a case-by-case basis, depending on the circumstances and the availability of foreign currency, causing long delays in the payments. In particular, CADIVI has been reluctant and cautious to authorize payments for services such as satellite capacity and software licensing, which, if this continues, could limit our ability to obtain the supplies required by our operation because of inability to make payment in a timely manner. Moreover, after a number of devaluations, the bolivar is set at a fixed exchange rate against the U.S. dollars of Bs. 2,150 = $1.00. This exchange rate has been in effect since March 2, 2005. We cannot assure you that this rate of exchange will be in place for any period of time.